EXHIBIT 99.1
FOR IMMEDIATE RELEASE
ENNIS, INC. REPORTS RESULTS
FOR THE THREE AND NINE MONTHS ENDED NOVEMBER 30, 2007
REVENUES & EARNINGS INCREASE
     Midlothian, Texas December 21, 2007 — Ennis, Inc. (the “Company”), (NYSE: EBF), today reported financial results for the three and nine months ended November 30, 2007.
Quarterly Highlights
▪	Consolidated revenues for the quarter increased 4.3% from $151.7 million to $158.2 million.

▪	Print revenues increased by 3.5% for the quarter from $85.7 million to $88.7 million.

▪	Apparel revenues increased by 5.1% from $66.1 million to $69.5 million.

▪	Net Income increased 6.9% from $10.8 million to $11.6 million for the quarter ended November 30, 2007.

▪	Diluted EPS increased 7.1% from $0.42 per share to $0.45 per share
Financial Overview
     For the quarter, our net sales increased by $6.5 million, or 4.3% from $151.7 million for the three months ended November 30, 2006 to $158.2 million for the three months ended November 30, 2007. Our Print sales for the quarter were $88.7 million, compared to $85.7 million for the same quarter last year. Apparel sales for the quarter were $69.5 million, compared to $66.1 million for the same quarter last year. Our overall gross profit margins (“margins”) during the quarter decreased slightly from 25.0% to 24.8% for the three months ended November 30, 2006 and 2007, respectively. Our Print margins increased from 25.6% to 26.8%, while the Apparel margins decreased from 24.2% to 22.2%, for the three months ended November 30, 2006 and 2007, respectively. Our earnings for the quarter increased 6.9% from $10.8 million for the three months ended November 30, 2006 to $11.6 million for the three months ended November 30, 2007. Diluted earnings per share increased 7.1% from $.42 per share to $.45 per share for the three months ended November 30, 2006 and 2007, respectively.
     For the year to date period, our net sales increased from $448.6 million for the nine months ended November 30, 2006 to $461.1 million for the nine months ended November 30, 2007, or 2.8%. Our Print sales for the period were $257.4 million, compared to $245.0 million for the same period last year. Our Apparel sales remained level at $203.6 million for the nine months ended November 30, 2007 and 2006. Our Print margins increased from 25.2% to 27.0%, while our Apparel margins decreased from 25.7% to 23.0%, for the nine months ended November 30, 2006 and 2007, respectively. Our earnings for the period decreased slightly from $33.8 million for the nine months ended November 30, 2006 to $33.5 million for the nine months ended November 30, 2007. Diluted earnings per share decreased slightly from $1.31 per share to $1.30 per share for the nine months ended November 30, 2006 and 2007, respectively.
     The Company during the quarter generated $23.4 million in EBITDA (earnings before interest, taxes, depreciation and amortization) compared to $23.3 million for the comparable quarter last year. For the period, the Company generated $68.7 million in EBITDA compared to $72.1 million for the comparable period last year.
Reconciliation of Non-GAAP to GAAP measure (dollars in thousands):

	Three months ended		Nine months ended
	November 30,		November 30,
	2007	2006	2007	2006
Earnings before income taxes	$18,360	$17,177	$53,177	$53,642
Interest expense	1,398	1,853	4,283	5,363
Depreciation/amortization	3,643	4,266	11,226	13,048

EBITDA (non-GAAP)	$23,401	$23,296	$68,686	$72,053

Keith Walters, Chairman, President & CEO, commented by saying, “We are extremely pleased with our results for the quarter, both from a revenue and EPS growth perspective, especially compared to our competition in the print and apparel marketplace. We continue to see the positive impact of our cost reduction programs on our Print margins. We are also extremely pleased with the increase in our Apparel sales during the quarter. We had indicated in our Form 10-Q filing last quarter that we fully expected our Apparel sales would rebound this quarter and we are pleased to see that they in fact did. While our Apparel operating margins this quarter were only marginally lower than last year, our Apparel gross profit margins during the quarter were impacted mainly by the increased costs associated with our apparel inventory build and to a lesser extent by slightly higher cotton prices and lower selling prices. In addition, during the quarter, we completed two Print acquisitions which added $5.8 million in Print revenue. Overall, we feel good about where we are at and how our year is shaping up. We feel we have addressed the issues impacting our results during the first two quarters of this year and have these issues well under control at this point.”
About Ennis
Ennis, Inc. (www.ennis.com) is primarily engaged in the production of and sale of business forms, apparel and other business products. The Company is one of the largest private-label printed business product suppliers in the United States. Headquartered in Midlothian, Texas, the Company has production and distribution facilities strategically located throughout the United States of America, Mexico and Canada, to serve the Company’s national network of distributors. The Company, together with its subsidiaries, operates in two business segments: the Print Segment (“Print”) and Apparel Segment (“Apparel”). The Print Segment is primarily engaged in the business of manufacturing and selling business forms, other printed business products, printed and electronic media, presentation products, flex-o-graphic printing, advertising specialties and Post-it® Notes, internal bank forms, secure and negotiable documents, envelopes and other custom products. The Apparel Segment manufactures T-Shirts and distributes T-Shirts and other active-wear apparel through six distribution centers located throughout North America.
Safe Harbor Under The Private Securities Litigation Reform Act of 1995
Certain statements contained in this press release that are not historical facts are forward-looking statements that involve a number of known and unknown risks, uncertainties and other factors that could cause the actual results, performance or achievements of the Company to be materially different from any future results, performance or achievement expressed or implied by such forward-looking statements. The words “anticipate,” “preliminary,” “expect,” “believe,” “intend” and similar expressions identify forward-looking statements. The Private Securities Litigation Reform Act of 1995 provides a “safe harbor” for such forward-looking statements. In order to comply with the terms of the safe harbor, the Company notes that a variety of factors could cause actual results and experience to differ materially from the anticipated results or other expectations expressed in such forward-looking statements. These statements are subject to numerous uncertainties, which include, but are not limited to, the Company’s ability to effectively manage its business functions while growing its business in a rapidly changing environment, the Company’s ability to adapt and expand its services in such an environment, the variability in the prices of paper and other raw materials. Other important information regarding factors that may affect the Company’s future performance is included in the public reports that the Company files with the Securities and Exchange Commission. The Company undertakes no obligation to revise any forward-looking statements or to update them to reflect events or circumstances occurring after the date of this release, or to reflect the occurrence of unanticipated events. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. The inclusion of any statement in this release does not constitute an admission by the Company or any other person that the events or circumstances described in such statement are material.
For Further Information Contact:
Mr. Keith Walters, Chairman, Chief Executive Officer and President
Mr. Michael Magill, Executive Vice President
Mr. Richard L. Travis, Jr., Chief Financial Officer
Ennis, Inc.
2441 Presidential Parkway
Midlothian, Texas 76065
Phone: (972) 775-9801
Fax: (972) 775-9820
www.ennis.com

Ennis, Inc.
Condensed Financial Information
(In thousands, except per share amounts

	Three months ended		Nine months ended
	November 30,		November 30,
Condensed Operating Results	2007	2006	2007	2006
Revenues	$158,215	$151,743	$461,075	$448,574
Cost of goods sold	118,971	113,770	344,644	334,545

Gross profit	39,244	37,973	116,431	114,029
Operating expenses	19,323	18,450	57,054	54,850

Operating income	19,921	19,523	59,377	59,179
Other expense	1,561	2,346	6,200	5,537
Income tax expense	6,792	6,355	19,675	19,847

Net earnings	$11,568	$10,822	$33,502	$33,795

Earnings per share
Basic	$0.45	$0.42	$1.31	$1.32

Diluted	$0.45	$0.42	$1.30	$1.31

Condensed Balance Sheet Information	November 30,	February 28,
	2007	2007
Current assets:
Cash	$2,156	$3,582
Accounts receivable, net	70,791	47,285
Inventories, net	101,760	85,696
Other	12,795	14,953

	187,502	151,516

Property, plant & equipment	60,607	63,057
Other	268,326	263,655

	$516,435	$478,228

Current liabilities
Accounts payable	$28,654	$25,597
Accrued expenses	25,315	22,998
Current portion of long-term debt	305	652

	54,274	49,247

Long-term debt	97,265	88,971
Deferred credits	24,849	23,607

Total liabilities	176,388	161,825

Shareholders’ equity	340,047	316,403

	$516,435	$478,228

	Nine months ended
	November 30,
Condensed Cash Flow Information	2007	2006
Cash provided by operating activities	$17,615	$37,128
Cash used in investing activities	(16,243)	(18,060)
Cash used in financing activities	(2,987)	(25,236)
Effect of exchange rates on cash	189	(106)

Change in cash	(1,426)	(6,274)
Cash at beginning of period	3,582	13,860

Cash at end of period	$2,156	$7,586